Exhibit 5.1

[Letterhead of Bingham McCutchen LLP]

March 2, 2006

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about March 2, 2006 (the “Registration Statement”).

The Registration Statement covers the registration of 225,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), of which 150,000 shares are issuable by the Company upon exercise of options and other awards for the purchase of common stock to be granted under the Company’s 2004 Equity Incentive Plan and 75,000 shares are issuable by the Company pursuant to the Company’s 2004 Employee Stock Purchase Plan (collectively, the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan are referred to in this opinion as the “Plans”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans. We have reviewed copies of each of the Plans as currently in effect. We have also examined and relied upon such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plans will be issued in accordance with the terms of the Plans and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or awards granted pursuant to and in accordance with the Plans and against the payment of any purchase price therefor, as specified in such Plans or documents governing such awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ BINGHAM MCCUTCHEN LLP
BINGHAM MCCUTCHEN LLP